Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(incorporated in the Cayman Islands with limited liability)
(Stock Code: 2332)

ANNOUNCEMENT

DISCLOSEABLE AND CONNECTED TRANSACTIONS

The Board of HTIL announces that on 1 February 2005, HMTL, an indirect subsidiary in India of HTIL, entered into the Share Purchase Agreements, pursuant to which HMTL agreed to purchase from the Vendors their entire respective interests in HETL, HTEL and Fascel, also indirect subsidiaries in India of HTIL, in return for the issue of new shares in HMTL.

To effect the Consolidation, in addition to completing the Transactions, HMTL also acquired from certain indirect wholly owned subsidiaries of HTIL their entire respective interests in HETL, HESL, HTEL and Fascel in return for the issue of new shares in HMTL. The Consolidation was completed on 1 February 2005.

The Vendors are connected persons of HTIL by virtue of being either substantial shareholders or associates of substantial shareholders of certain subsidiaries of HTIL.

The Transactions constitute discloseable and connected transactions for HTIL which are subject to the reporting, announcement and independent shareholders’ approval requirements of the Listing Rules. HTIL has obtained from HTI, an indirect wholly owned subsidiary of HWL and holder of approximately 70.2% in nominal value of the securities giving the right to attend and vote at any general meeting of HTIL, a written approval of the Transactions. HTIL has applied to the Stock Exchange for a waiver from the requirement to hold a general meeting of the HTIL shareholders and permission for the independent shareholders’ approval of the Transactions to be given in writing. A circular giving details of the Transactions, a letter from an independent board committee of HTIL and an independent financial adviser to the independent board committee of HTIL is expected to be despatched to the HTIL shareholders as soon as reasonably practicable.

SHARE PURCHASE AGREEMENTS

Date

1 February 2005

Parties

HMTL as purchaser
Vendors as sellers

Key terms

Each Vendor agrees to sell its entire interests in HETL, HTEL and Fascel to HMTL in return for the allotment of new HMTL shares. It is intended that a new shareholders’ agreement governing the parties’ relationship as shareholders of HMTL will be entered into and take effect from Consolidation.

A description of the interest being transferred (column (2)) by each Vendor (column (1)) in return for new HMTL shares (column (3)) at the agreed value set out in column (4) is set out below.

(1)	(2)	(3)	(4)
			Aggregate price
	Percentage interest	Percentage interest	at which new
	in the relevant	in the total issued	HMTL shares
	company being	share capital of HMTL	are issued
Vendor	transferred	after Consolidation	INR
			(approximate amount in HK$)
Essar	49.03% of HETL	14.46%	12,303,492,407.40
			(2,193,136,000)
Essar	33.52% of HTEL	5.77%	4,909,268,069.77
			(875,092,000)
JKF	2.01% of HETL	0.59%	504,205,828.30
			(89,876,000)
UM Telematics	33.90% of HTEL	5.84%	4,965,625,037.11
			(885,138,000)
UM Telematics	21.00% of Fascel	3.58%	3,047,021,635.27
			(543,141,000)
IndusInd	30.00% of Fascel	5.11%	4,348,571,855.29
			(775,146,000)

The new HMTL shares have a par value of INR10 each (approximately HK$1.78) and were issued at a premium of INR 237.99 (approximately HK$42.42) each.
INTRA-GROUP TRANSACTIONS
To effect the Consolidation, in addition to completing the Transactions, HMTL also acquired from seven indirect wholly owned subsidiaries of HTIL their entire respective interests in HETL, HESL, HTEL and Fascel (namely, an aggregate of 48.96% in HETL, 32.58% in HTEL, 49% in Fascel and 49% in HESL) in return for the issue of an aggregate of 113,373,819 new shares in HMTL at a par value of INR10 (approximately HK$1.78) and premium of INR 237.99 (approximately HK$42.42) each.

The underlying valuations of the Indian Operating Companies for effecting the Consolidation were arrived at based on a relative valuation formula agreed among the parties after extensive arm’s length negotiations.

All requisite Indian government and regulatory approvals, consent and permissions for effecting the Consolidation have been obtained. The Consolidation was completed on 1 February 2005.
SHAREHOLDING STRUCTURE BEFORE AND AFTER THE CONSOLIDATION
The following summary organisational chart was disclosed in the Prospectus showing the equity interests held by the major shareholders of the Indian Operating Companies before the Consolidation:

Note:	An additional 0.01% interest has been acquired by HTEL since the date of the Prospectus.

The following summary organisational chart shows the equity interests held in HMTL following the Consolidation:

Note:	In addition to the 42.34% equity interest in HMTL, HTIL also has an additional economic interest in approximately 13.86% common stock of HMTL based on its minority equity interest in the joint venture entities between the Kotak Mahindra

Group and the HTIL Group companies that, directly or indirectly, hold equity interests in the relevant mobile telecommunications operator.

INFORMATION ON THE VENDORS, HMTL, HETL, HTEL AND FASCEL

Essar is a connected person of HTIL by virtue of being a substantial shareholder of HTEL and HETL. The Essar Group is one of India’s largest corporate houses with interests spanning the manufacturing and service sectors in both old and new economies: steel, power, shipping, constructions, oil and gas and telecom.

JKF and UM Telematics are connected persons of HTIL by virtue of being associates of the Kotak Mahindra Group, a substantial shareholder of TII. TII is an indirect non-wholly owned subsidiary of HTIL. UM Telematics is also a substantial shareholder of HTEL and Fascel. The Kotak Mahindra Group is a leading Indian financial services group specialising in banking, insurance, stock broking, mutual funds and investment banking and includes Kotak Mahindra Bank Limited, a bank listed on the stock exchanges of India.

IndusInd, is a connected person of HTIL by virtue of being a substantial shareholder of Fascel. The Hinduja Goup provides a wide range of products and services in over 50 countries in three core areas: international trading; investment banking and global investments.

HMTL is a subsidiary of HTIL before the Consolidation and is expected to remain a subsidiary after the Consolidation. For the financial years ended 31 December 2002 and 31 December 2003, the approximate net profits before and after taxation and extraordinary items of HMTL were as follows:

	HMTL
	Approximate	Approximate
	net profits before taxation	net profits after taxation
Financial year ended	and extraordinary items	and extraordinary items
	INR	INR
	(HK$)	(HK$)
31 December 2002	1,054,396,000	983,565,000
	(187,949,000)	(175,324,000)
31 December 2003	2,214,126,000	1,276,183,000
	(394,675,000)	(227,484,000)

The audited net asset value of HMTL as at 31 December 2003 was INR 3,241,194,000 (approximately HK$577,753,000).

For the financial year ended 31 December 2002, the approximate net profits before and after taxation and extraordinary items attributable to the interests acquired, namely, 51.04% of HETL, 67.42% of HTEL and 51% of Fascel respectively were as follows:

	51.04% of HETL		67.42% of HTEL			51% of Fascel
	Approximate	Approximate	Approximate	Approximate net		Approximate	Approximate
	net profits before	net profits after	net profits before	profits (loss) after		net profits before	net profits after
Financial	taxation and	taxation and	taxation and	taxation and		taxation and	taxation and
year ended	extraordinary items	extraordinary items	extraordinary items	extraordinary items		extraordinary items	extraordinary items
	INR	INR	INR	INR		INR	INR
	[HK$]	[HK$]	[HK$]	[HK$]		[HK$]	[HK$]
31 December 2002	113,010,000	44,403,000	20,227,000	(44,964,000)		125,401,000	58,556,000
	[20,144,000]	[7,915,000]	[3,606,000]	([8,015,000]	)	[22,353,000]	[10,438,000]
31 December 2003	655,986,000	592,584,000	274,098,000	164,636,000		669,447,000	511,875,000
	[116,932,000]	[105,630,000]	[48,859,000]	[29,347,000]		[119,331,000]	[91,243,000]

The audited net asset value of HETL, HTEL and Fascel as at 31 December 2003 was INR 4,117,858,000 (approximately HK$734,021,000), INR 2,934,725,000 (approximately HK$523,124,000) and INR 2,214,526,000 (approximately HK$394,746,000) respectively.

REASONS FOR, AND THE BENEFITS OF, THE TRANSACTIONS

The Board of HTIL considers the Consolidation (of which the Transactions form part) to be in the interests of the Indian telecommunications operations of the HTIL Group in that it will facilitate a more efficient management of such operations, a more effective use of resources and funds between such operating companies and the holding company of the consolidated group will be better placed in accessing the debt and equity markets in India. An independent board committee of HTIL will be established and an independent financial adviser will be appointed to advise the independent board committee as to whether the Transactions are on normal commercial terms, fair and reasonable and in the interests of HTIL and its shareholders as a whole.

GENERAL

The HTIL Group is a global provider of telecommunications services, and HMTL is a provider of telecommunications services in India.

The Transactions constitute discloseable and connected transactions for HTIL which are subject to the reporting, announcement and independent shareholders’ approval requirements of the Listing Rules. HTIL has obtained from HTI, an indirect wholly owned subsidiary of HWL and holder of 3,157,033,347 HTIL Shares (representing approximately 70.2% in nominal value of the securities giving the right to attend and vote at any general meeting of HTIL), a written approval of the Transactions. HTIL has applied to the Stock Exchange for a waiver from the requirement to hold a general meeting of the HTIL shareholders and permission for the independent shareholders’ approval of the Transactions to be given in writing. A circular giving details of the Transactions, a letter from an independent board committee of HTIL and an independent financial adviser to the independent board committee of HTIL is expected to be despatched to the HTIL shareholders as soon as reasonably practicable.

As at the date of this announcement, the Directors are:

Executive Directors:	Independent Non-executive Directors:
Mr. LUI Pok Man, Dennis	Mr. KWAN Kai Cheong
Mr. Tim PENNINGTON	Mr. John W. STANTON
Mr. CHAN Ting Yu	Mr. Kevin WESTLEY

Non-executive Directors:
Mr. FOK Kin-ning, Canning
Mrs. CHOW WOO Mo Fong, Susan
Mr. Frank John SIXT

DEFINITIONS

“ADIL”	Aircel Digilink India Ltd, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“associate”	shall have the meaning ascribed to that expression in the Listing Rules
“Board”	the board of Directors
“connected person”	shall have the meaning ascribed to that expression in the Listing Rules
“Consolidation”	the consolidation of the Indian Operating Companies (other than HMTL) under HMTL as the holding company through effecting the Transactions and the Intra-Group Transactions
“Directors”	directors of HTIL
“Essar”	Essar Teleholdings Limited, a substantial shareholder of HETL and HTEL
“Essar Group”	Essar and its affiliates
“Fascel”	Fascel Limited, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“HESL”	Hutchison Essar South Limited, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“HETL”	Hutchison Essar Telecom Limited, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China
“HMTL”	Hutchison Max Telecom Limited, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“HTEL”	Hutchison Telecom East Limited, a provider of telecommunications services in India and an indirect non-wholly owned subsidiary of HTIL
“HTI”	Hutchison Telecommunications Investment Holdings Limited, an indirect wholly owned subsidiary of HWL and holder of 3,157,033,347 HTIL Shares
“HTIL”	Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands, whose securities are listed on the Main Board of the Stock Exchange
“HTIL Group”	HTIL and its subsidiaries
“HTIL Shares”	ordinary shares in the capital of HTIL with a nominal value of HK$0.25 each
“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong and whose shares are listed on the Main Board of the Stock Exchange
“Indian Operating Companies”	HMTL, HETL, HTEL, HESL, Fascel and ADIL, providers of telecommunications services in India and indirect non-wholly owned subsidiaries of HTIL
“IndusInd”	IndusInd Telecom Network Limited, a substantial shareholder of Fascel
“IndusInd Group” or “Hinduja Group”	IndusInd and its subsidiaries

“Intra-Group Transactions”	the sale of the entire interests in HETL, HTEL, Fascel and HESL, (namely, an aggregate of 48.96% in HETL, 32.58% in HTEL, 49% in Fascel and 49% in HESL) by seven indirect wholly owned subsidiaries of HTIL to HMTL in return for the issue of new shares in HMTL concurrent with completion of the Share Purchase Agreements
“JKF”	Jaykay Finholding (India) Private Limited, a company incorporated in India and an associate of the Kotak Mahindra Group
“Kotak Mahindra Group”	Kotak Mahindra Capital Co., a company incorporated in India, and its subsidiaries
“Listing Rules”	Rules Governing the Listing of Securities on the Main Board of the Stock Exchange
“Prospectus”	the prospectus issued by HTIL dated 30 September 2004 for the global offering of its shares
“Share Purchase Agreements”	six share purchase agreements entered into on 1 February 2005, made between HMTL as the purchaser and the Vendors pursuant to which the Vendors agreed to sell their entire respective interests in HETL, HTEL and Fascel to HMTL in return for the issue of shares in HMTL
“Stock Exchange”	The Stock Exchange of Hong Kong Limited
“subsidiary”	has the meaning ascribed to it in Listing Rule 1.01
“substantial shareholder”	has the meaning ascribed to that expression in the Listing Rules
“TII”	Telecom Investments India Ltd, an indirect non-wholly owned subsidiary of HTIL, of which the Kotak Mahindra Group is a substantial shareholder
“Transactions”	the sale of the entire interests in HETL, HTEL and Fascel by the Vendors pursuant to and in accordance with the terms and conditions of the Share Purchase Agreements
“UM Telematics”	Usha Martin Telematics Limited, a company incorporated in India and a member of the Kotak Mahindra Group
“Vendors”	Essar, JKF, UM Telematics and IndusInd
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong
“INR”	Indian Rupees, the lawful currency of India

For the purpose of this announcement and for reference only, an exchange rate of HK$1.00 to INR5.61 is adopted.

By Order of the Board

Edith Shih
Company Secretary

Hong Kong, 3 February 2005